EXHIBIT 99.1

For Immediate Release

CRM Holdings, Ltd. Receives NASDAQ Notice of Non-Compliance
With Minimum Bid Price Requirement

Hamilton, Bermuda, November 11, 2009 – CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a provider of a full range of products and services for the workers’ compensation insurance industry, today announced that it received a Nasdaq Staff Deficiency Letter on November 10, 2009 indicating that the Company fails to comply with the minimum bid price requirement for continued listing on the NASDAQ Global Select Market as set forth in Marketplace Rule 5450(a)(1). The letter gives the Company notice that the bid price of its common shares has closed under $1.00 for the last 30 consecutive business days. The notification does not result in the immediate delisting of the Company’s common shares from the NASDAQ Global Select Market.

The Company has until May 10, 2010 to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Company’s common shares must meet or exceed $1.00 per share for at least ten consecutive business days. The letter states that the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 5450(a)(1) if at any time before May 10, 2010, the bid price of the Company’s common shares closes at $1.00 per share or more for a minimum of 10 consecutive business days.

If the Company does not regain compliance by May 10, 2010, Nasdaq will provide written notification to the Company that the Company’s common shares will be delisted. At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, the Company may apply to transfer the listing of its common shares to the NASDAQ Capital Market if it satisfies all criteria for initial listing on the NASDAQ Capital Market, other than compliance with the minimum bid price requirement. If such application to the NASDAQ Capital Market is approved, then the Company may be eligible for an additional grace period.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the Company’s website at http://www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA 90024
(310) 954-1343